Exhibit 10.1

Confidential treatment requested under 17 C.F.R. §§ 200.80(b)(4) and 230.406. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

PATENT LICENSE AGREEMENT

This Agreement is between the Board of Regents (“Board”) of The University of Texas System (“System”), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, and Axogen Corporation., a corporation having a principal place of business located at 2153 SE Hawthorne Road, Gainesville, FL, 32641 (“Licensee”).

TABLE OF CONTENTS

1. RECITALS	3

2. DEFINITIONS	3

3. GRANT	5

3.1 EXCLUSIVE GRANT	5
3.2 AFFILIATES	5
3.3 SUBLICENSING	5

4. FEES AND ROYALTIES	6

4.1 RUNNING ROYALTY	6
4.2 PAST PATENT EXPENSES	7
4.3 SUBLICENSEE FEES AND ROYALITES	7
4.4 MILESTONE FEES AND MILESTONES	8
4.5 ACTIVELY COMMERCIALIZE	8

5. REPORTS AND PLANS	8

5.1 ROYALTY REPORTS	8
5.2 PROGRESS REPORT AND COMMERCIALIZATION PLAN	8

6. PAYMENT, RECORDS, AND AUDITS	9

6.1 PAYMENTS	9
6.2 SALES OUTSIDE THE U.S.	9
6.3 LATE PAYMENTS	9
6.4 RECORDS	9
6.5 AUDITING	10

7. FUTURE PATENT EXPENSES AND PROSECUTION	10

7.1 FUTURE PATENT EXPENSES	10
7.2 DEFAULT IN PAYMENT	10
7.3 PATENT ATTORNEY	10

8. TERM AND TERMINATION	11

8.1 TERMINATION AT END OF TERM	11
8.2 TERMINATION BY LICENSEE	11
8.3 TERMINATION BY BOARD	12
8.4 OTHER CONDITIONS OF TERMINATION	12
8.5 SURVIVAL	12

9. CONFIDENTIALITY	13

9.1 PROTECTION AND MARKING	13
9.2 NON-DISCLOSURE	13

9.3 NON-USE	13
9.4 COPIES	13
9.5 CONTINUING OBLIGATIONS	13
9.6 DEGREE OF CARE AND SURVIVAL OF OBLIGATIONS	14
9.7 PUBLICATION BY UNIVERSITY	14
9.8 COPYRIGHT NOTICE	14

10. INFRINGEMENT AND LITIGATION	14

10.1 NOTIFICATION	14
10.2 LICENSEE PROSECUTION RIGHTS	14
10.3 BOARD’S RIGHT TO INTERVENE	14
10.4 BOARD’S PROSECUTION RIGHTS	15
10.5 COOPERATION BETWEEN BOARD, UNIVERSITY, AND LICENSEE	15

11. EXPORT COMPLIANCE	15

12. REPRESENTATIONS AND DISCLAIMERS	16

12.1 BOARD REPRESENTATION	16
12.2 GOVERNMENT RIGHTS	16
12.3 BOARD DISCLAIMERS	16
12.4 LICENSEE REPRESENTATIONS	16

13. LIMIT OF LIABILITY	16

14. INDEMNIFICATION	17

15. INSURANCE	17

15.1 INSURANCE REQUIREMENTS	17
15.2 EVIDENCE OF INSURANCE AND NOTICE OF CHANGES	17
15.3 CONTINUING INSURANCE OBLIGATIONS	17
15.4 ADDITIONAL INSURANCE	17

16. ASSIGNMENT	17

17. GOVERNMENTAL MARKINGS	18

17.1 PATENT MARKING	18
17.2 GOVERNMENTAL APPROVALS AND MARKETING OF LICENSED PRODUCTS	18
17.3 FOREIGN REGISTRATION	18

18. USE OF NAME	18

18.1 BY LICENSEE	18
18.2 BY BOARD OR UNIVERSITY	18

19. NOTICES	18

20. GENERAL PROVISIONS	19

20.1 BINDING EFFECT	19
20.2 CONSTRUCTION OF AGREEMENT	19
20.3 COUNTERPARTS	19
20.4 ENFORCEMENT	19
20.5 COMPLIANCE WITH LAWS	19
20.6 E-MAILS	19
20.7 GOVERNING LAW	19
20.8 MODIFICATION	19
20.9 SEVERABILITY	20
20.10 SURVIVAL	20
20.11 THIRD PARTY BENEFICIARIES	20

The University of Texas at Austin

Licensee:
UTA No.:	Page 2 of 30

20.12 Waiver	20

Exhibit A: Licensed Patents

Exhibit B: Royalty Report

Exhibit C: Progress Report and Commercialization Plan

Exhibit D: Capitalization Table

1.	Recitals

A. WHEREAS, Board owns rights to the Licensed Subject Matter that was developed at The University of Texas at Austin (“University”), a component institution of System; and

B. WHEREAS, Licensee desires to secure the right and license to use, develop, manufacture, market, and commercialize the Licensed Subject Matter; and

C. WHEREAS, Board has determined that such use, development and commercialization of the Licensed Subject Matter is in the public’s best interest and is consistent with Board’s educational and research missions and goals; and

D. WHEREAS, Board desires to have the Licensed Subject Matter developed and used for the benefit of Licensee, Inventor, Board and the public as outlined in Board’s Intellectual Property Policy.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

2.	Definitions

2.1	“Actively Commercialize” means having programs for: (i) research and development for Licensed Product(s) and for obtaining any required regulatory approvals for said Licensed Product(s), and (ii) in due course, for manufacturing, marketing and Sales of Licensed Product(s), all in a Licensed Field in the Licensed Territory, and all in accordance with Licensee’s Progress Report and Commercialization Plan.

2.2	“Affiliate” means any Entity more than 50% owned by Licensee, any Entity which owns more than 50% of Licensee, or any Entity that is more than 50% owned by an Entity that owns more than 50% of Licensee.

2.3	“Board’s Intellectual Property Policy” means The University of Texas Regents’ Rule and Regulations, Part Two, Chapter XII.

2.4	“Confidential Information” means all information that is of a confidential and proprietary nature to University or to Licensee and its Affiliates, as further discussed in Section 9 (“Confidentiality”), including information disclosed during any discussions or negotiations pertaining to this Agreement, or information that is disclosed pursuant to this Agreement.

2.5	“Effective Date” means July 19, 2005.

2.6	“Entity” means a corporation, an association, a joint venture, a partnership, a trust, a business, an institution, an individual, a government or political subdivision thereof, including an agency, or any other organization that can exercise independent legal standing.

The University of Texas at Austin

Licensee:
UTA No.:	Page 3 of 30

2.7	“Fair Market Value” means the cash consideration which Licensee or its Sublicensee would realize from an unaffiliated, unrelated buyer in an arm’s length Sale of an identical item sold in the same quantity, under the same terms, and at the same time and place.

2.8	“Indemnitees” will have the meaning set forth in Section 15 (“Indemnification”).

2.9	“Insolvent” means being unable to meet one’s debt obligations to another Entity as such debt obligations become due and not being able to provide reasonable financial assurances of becoming able to meet such obligations.

2.10	“Inventor/Principal Investigator” means Dr. Christine Schmidt.

2.11	“Valid and Issued Claim” means a valid claim that is included in a patent issued and approved from the relevant patent authority in the relevant territory and is included in Licensed Patents.

2.12	“Licensed Field” means all applications relating to nerve regeneration and repair.

2.13	“Licensed Patents” means those United States patent applications and patents listed in Exhibit A and any corresponding foreign patent applications and patents, and any improvements, divisionals, continuations, reissues, and reexaminations thereof to the extent that the claims are directed to the subject matter within the Licensed Field.

2.14	“Licensed Product(s)” means any product(s) whose manufacture, use or sale is covered by any Valid and Issued claim of the Licensed Patents; or product(s) which are made using a process or machine covered by a Valid and Issued claim of the Licensed Patents; or product(s) made, at least in part, using Valid or Issued Claims of the Licensed Patents. Licensed Product(s) will also include any service rendered through the use of a product, process or machine covered by any Valid and Issued claim of the Licensed Patent.

2.15	“Licensed Subject Matter” means the Licensed Patents and Licensed Technology within the Licensed Field.

2.16	“Licensed Technology” means technical data and information created by Inventor at University until two years after the Effective Date that are not included in the Licensed Patents but which are necessary for practicing the invention covered by Licensed Patents within the Licensed Field.

2.17	“Licensed Territory” means worldwide, subject to the then-current applicable article, item, service, technology, and technical data-specific requirements of the U.S. export laws and regulations.

2.18	“Net Sales” means the gross revenue, monies or cash equivalent, received by Licensee, Affiliates or Sublicensees from the Sale of Licensed Products less the following items directly attributable to the Sale of such Licensed Products by Licensee, Affiliates or Sublicensees, and specifically identified on the invoice, included in the gross revenues, and borne by the seller: (a) discounts, rebates, or returns sales, use, customs, duties or other similar taxes and handling charges and allowances; (b) sales and use taxes actually paid by the seller;; .and (c) outbound transportation expenses.

2.19	“Progress Report and Commercialization Plan” means the progress report and commercialization plan due from Licensee to University in the form set forth in Exhibit B as referenced in section 6.2.

2.20	“Royalty Report” means the report due from Licensee to University in the form set forth in Exhibit C.

2.21

“Sale or Sold” means any bona fide transaction for which consideration is received or expected for the sale, use, lease, transfer, or other disposition of Licensed Product(s). A Sale will be deemed completed at

The University of Texas at Austin

Licensee:
UTA No.:	Page 4 of 30

the time Licensee or its Affiliate or its Sublicensee invoices, ships, or receives payment for such Licensed Product(s), whichever occurs first.

2.22	“Sublicensee” means any party other than an Affiliate that enters into an agreement or arrangement with Licensee or receives a license grant from Licensee under the Licensed Patents to manufacture, have manufactured, offer for sale, sell, lease, and/or import the Licensed Products.

2.23	“Sublicensee Breach” is defined in Section 3.3(d)

2.24	“Sublicensee Fees” are defined in Section 4.5

2.25	“Term of this Agreement” will commence on the Effective Date and continue until the date of expiration of the last to expire of the Licensed Patents.

3.	Grant

3.1	Exclusive Grant

a.	Board grants to Licensee a royalty-bearing, exclusive license under Licensed Patents to manufacture, have manufactured, offer for sale, sell, lease, and/or import Licensed Products in the Licensed Field in the Licensed Territory. This grant is subject to the payment by Licensee to University of all consideration required under this Agreement, to any rights of the Government of the United States as set forth in Section 12.2 (“Government Rights”), and is further subject to rights retained by Board and University to:

i.	publish the general scientific findings from research conducted in whole or in part at University or otherwise within the System related to Licensed Subject Matter subject to the terms of Section 9 (“Confidentiality”); and

ii.	use the Licensed Subject Matter for research, teaching and other educationally-related purposes without any royalty obligations for such use.

b.	Board grants to Licensee a royalty-bearing, exclusive license under the Licensed Technology to manufacture, have manufactured, offer for sale, sell, lease, and/or import Licensed Products in the Licensed Field in the Licensed Territory.

3.2	Affiliates

Licensee may extend the license granted herein to any Affiliate if the Affiliate consents in writing to be bound by this Agreement to the same extent as Licensee; provided, however, that any fee or other consideration paid to Licensee in consideration of such extension will be subject to the provisions of Section 4.4(“Assignment”). Other agreements or arrangements with Affiliates relating to Licensed Subject Matter which result in the Sale of Licensed Product(s) will be subject to the royalty payment and other applicable payment provisions of this Agreement.

3.3	Sublicensing

Licensee will have the right to grant sublicenses to third parties under Section 3.1 (Grant), subject to the following conditions:

a.	In each such sublicense, the Sublicensee will be permitted to grant further sublicenses, but only on the condition that any such sublicense will be subject to the terms and conditions of the license granted to Licensee under this Agreement, including payments to University of Sublicensee Fees based upon consideration paid by any further sublicensee for any such further sublicense.

The University of Texas at Austin

Licensee:
UTA No.:	Page 5 of 30

b.	Licensee will forward to University, within thirty (30) days following its execution, a fully executed, complete and accurate copy written in the English language of each sublicense granted under this Agreement. University’s receipt of such sublicense will not constitute a waiver of any of Board’s rights or Licensee’s obligations under this Agreement.

c.	If Licensee becomes Insolvent, Board’s proportionate share of all payments then or thereafter due and owing to Licensee from its Sublicensees for the sublicense of the Licensed Patents will, upon notice from Board or University to any such Sublicensee, become payable directly to University for the account of Licensee; provided however, that University will remit to Licensee the amount by which such payments exceed the amounts owed by Licensee to Board.

d	Notwithstanding any such sublicense, Licensee will remain primarily liable to Board for all of Licensee’s duties and obligations contained in this Agreement, and any act or omission of a Sublicensee that would be a breach of this Agreement if performed by Licensee will be deemed to be a breach by Licensee of this Agreement. Each sublicense will contain a right of termination by Licensee in the event that the Sublicensee breaches the payment obligations affecting Board or any other material terms and conditions of the sublicense that would constitute a breach of the terms and conditions of this Agreement if such acts were performed by Licensee (a “Sublicensee Breach”). In the event of a Sublicensee Breach, and if after a reasonable opportunity to cure as provided in any such Sublicensee, such Sublicensee fails to cure such Sublicensee Breach, then Licensee will terminate the sublicense unless Board agrees in writing that such sublicense need not be terminated. Such Sublicensee Breach and termination of a Sublicensee’s sublicense will not affect the term of Licensee’s license hereunder or the sublicense of any non-breaching Sublicensee.

e	Upon termination of this Agreement for any reason, all sublicenses will, at Board’s option, be (a) assigned to and assumed by Board, or (b) terminated.

4.	Fees and Royalties

In consideration of rights granted by Board to Licensee under this Agreement, Licensee will pay University the following fees and royalties. Each payment will reference UTAUS Agreement No. PM0505001 and will be made separately from any other fees or payments due under this Agreement and sent to the address in Section 6.1 (“Payments”).

4.1	Running Royalty

4.2	After the first of; two years after the Effective Date; or the issuance of a Valid and Issued Claim in the relevant territory, Licensee will pay a running royalty equal to [**]% of Net Sales for Licensed Product(s) Sold by Licensee or Affiliate that are covered by valid claims of the Licensed Patents [**] or divisionals, continuations, reissues, and reexaminations thereof.

Royalty payments will be made simultaneously with the delivery of the quarterly Royalty Reports required under Section 5.1 (“Royalty Reports”).

Notwithstanding the royalty rates set forth in Sections 4.1 (“Running Royalty”) and, if Licensee, Sublicensee, or Affiliate is required to pay royalties to third parties in connection with the Sale of Licensed Product(s) either under license agreements for other technologies which Licensee, in Licensee’s,

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

The University of Texas at Austin

Licensee:
UTA No.:	Page 6 of 30

Sublicensee’s, or Affiliate’s reasonable judgment, determines are desirable to be incorporated in such Licensed Product(s), or under license agreements with third parties that are joint owners of patent applications or patents within the Licensed Patents, and the total royalties to be paid by Licensee to University and third parties would exceed [**]% on Sales of Licensed Product(s) (the “Applicable Royalty Stack Cap”) the amount to be paid under Section 4.1 (“Running Royalty”) will be calculated as follows:

The royalty payments to Board will be reduced by an amount proportionate to the amount by which the total royalties exceeds the Royalty Stack Cap. Specifically:

R2 = R1 × (Applicable Royalty Stack Cap / T)

where	R1 is the earned royalties due the Board hereunder;
R2 is the adjusted reduced royalty rate due hereunder;
T is the total royalty due to all licensors; and
Applicable Royalty Stack Cap: [**]%.

For example, if one additional licenses are needed from one additional third party, and this other royalty rate is [**]% and the earned royalties also due the Board are [**]%, then the value of T is [**]%, and the royalty rate under this Agreement, as adjusted will be [**] or [**]%. However, the percentage due the Board will never be reduced to less than [**]%.

4.3	Past Patent Expenses

Licensee will pay $[**] as reimbursement for past expenses in filing and prosecuting patent applications included in Licensed Patents due and payable no later than October 15, 2005 . Licensee will pay future patent expenses as set forth in Section 7 (“Future Patent Expenses and Prosecution”).

4.4	Sublicensee Fees and Royalites

Within thirty (30) days after receipt of payment by Licensee, Licensee will promptly pay University the following percent of any sublicense fee, sublicense milestone payment, royalties and other consideration, excluding equity in investments in Licensee in which no license or sublicense rights are conveyed, payable.by each Sublicensee to Licensee or an Affiliate in consideration for Sublicense of the Licensed Patents, excluding funds or materials paid to Licensee exclusively for research and development related to Licensed Product(s) and, provided further, that the rights granted to sublicensee are limited to research and development work (so long as the funding does not reflect a premium of more than [**]% over Licensee’s actual costs to perform said work) and do not permit the Sale of the Licensed Product(s) (collectively called “Sublicensee Fees”):

a.	Before the first Sale of Licensee’s nerve graft product, [**] percent ([**]%) of Sublicense Fees for any Sublicense executed.

b.	After the first Sale of Licensee’s nerve graft product, [**] percent ([**]%) of Sublicense Fees for any Sublicense executed.

Any non-cash consideration, not including equity investments in Licensee, received by Licensee or an Affiliate from such Sublicensees will be valued at its Fair Market Value as of the date of receipt by Licensee or an Affiliate.

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

The University of Texas at Austin

Licensee:
UTA No.:	Page 7 of 30

4.5	Milestone Fees and Milestones

Licensee will meet development milestones for Licensed Product(s) as outlined below in accordance with the following schedule:

a.	As of April 1, 2006, Licensee, with Inventor’s input, will submit at least one grant application for the further development of Licensed Products. Licensee and Inventor will equitably split any grant monies based on the work scope. University’s share of grant monies will be payable within 30 days of receipt by Licensee.

b.	Within 24 months of the realization of revenue using Licensed Subject Matter, Licensee will pay to University a milestone fee of [**] ($[**]).

c.	Within 30 days of receiving its first Phase II award for an SBIR or STTR grant involving the Licensed Technology, Licensee will pay to the University a milestone fee of $15,000.

d.	Within 30 days of receiving a Valid Claim of a Licensed Patent that protects the ongoing commercial sale of a Licensed Product, or within 30 days of commercial sale of a Licensed Product protected by a Valid Claim of the Licensed Patent, whichever comes first, Licensee will pay the University a milestone of $[**].

Each required payment will be paid to University by the date listed above.

4.6	Actively Commercialize

Licensee shall actively commercialize the Licensed Subject Matter during the Term of this Agreement.

5.	Reports and Plans

5.1	Royalty Reports

Within 30 days after March 31, June 30, September 30, and December 31, beginning immediately after the Effective Date, Licensee will deliver to University a true and accurate written Royalty Report, certified by the chief financial officer or similar officer of Licensee even if no payments are due Board, giving the particulars of the business conducted by Licensee, Affiliate and its Sublicensee(s), if any exist, during the preceding 3 (three) calendar months as are pertinent to calculating payments hereunder. This report will be in the form set forth in Exhibit C (Form of Royalty Report). University may change the required Form of Royalty Report upon ninety (90) days notice to Licensee. Simultaneously with the delivery of each report, Licensee will pay to University the amount due, if any, for the period of each Royalty Report. Licensee’s failure to submit a Royalty Report in the required form will constitute a breach of this Agreement. Licensee will continue to deliver Royalty Reports to University after the termination or expiration of this Agreement until such time as all Licensed Product(s) permitted to be Sold after termination have been Sold or destroyed.

5.2	Progress Report and Commercialization Plan

On or before each anniversary of the Effective Date, whether or not a first Sale or offer for Sale has occurred, Licensee will deliver to University a true and accurate written Progress Report and Commercialization Plan, certified by the chief operating officer or similar officer of Licensee, as to Licensee’s (and any Sublicensee’s) efforts and accomplishments during preceding year in Commercializing the Licensed Subject Matter in the Licensed Territory and Licensee’s (and any Affiliate’s and/or Sublicensee’s) plans for the upcoming year for commercializing the Licensed Subject Matter. The

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

The University of Texas at Austin

Licensee:
UTA No.:	Page 8 of 30

Progress Report and Commercialization Plan will be in the form set forth in Exhibit B. University may change the required Form of Progress Report and Commercialization Plan upon ninety (90) days notice to Licensee. Licensee’s failure to submit a Progress Report and Commercialization Plan in the required form will constitute a breach of this Agreement.

The Progress Report and Commercialization Plan will be sent to:

Office of Technology Commercialization
The University of Texas at Austin
3925 West Braker Lane, Suite 1.9A
MCC Building, Mail Code: R3500
Austin, Texas 78759
Attn: Contract Manager

6.	Payment, Records, and Audits

6.1	Payments

All dollar amounts referred to in this Agreement are expressed in United States dollars without deductions for taxes, assessments, fees, or charges of any kind. Each payment will reference UTA US Agreement No. PM0505001 and will be made separately from any other fees or payments due under this Agreement. All payments to University will be made in United States dollars by check payable to “The University of Texas at Austin” and sent to:

Office of Technology Commercialization
The University of Texas at Austin
3925 West Braker Lane, Suite 1.9A
MCC Building, Mail Code: R3500
Austin, Texas 78759
Attn: Accounts Receivable

6.2	Sales Outside the U.S.

The remittance of royalties payable on Sales made outside the United States will be payable to University in United States Dollar equivalents; provided, however if any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rates used by Licensee in calculating Licensee’s own revenues for financial reporting purposes in accordance with Generally Accepted Accounting Principles. If the transfer of or the conversion into the United States Dollar equivalents of any such remittance in any such instance is not lawful or possible, the payment of such part of the royalties as is necessary will be made by the deposit thereof, in the currency of the country where the Sale was made on which the royalty was based to the credit and account of University or its nominee in any commercial bank or trust company of University’s choice located in that country, prompt written notice of which will be given by Licensee to University.

6.3	Late Payments

Amounts that are not paid when due will accrue interest from the due date until paid, at a rate equal to one percent (1.0%) per month (or the maximum allowed by law, if less).

6.4	Records

Licensee will maintain, and cause its Sublicensees and Affiliates to maintain complete and accurate books and records that enable all royalties payable under this Agreement to be verified. The records for each calendar quarter will be maintained for three (3) years after the submission of each report under Section 5.1 (“Royalty Reports”).

The University of Texas at Austin

Licensee:
UTA No.:	Page 9 of 30

6.5	Auditing

Upon reasonable prior notice to Licensee, Affiliates, or Sublicensees, University or its representatives or its appointed accountants will have access to such books and records relating to Net Sales as necessary to conduct a review or audit of Net Sales and verify all royalty reports submitted and royalty payments. Such access will be available to University upon not less than ten (10) days written notice to Licensee, Affiliates, or Sublicensees, not more than once each calendar year of the Term, during normal business hours, and once a year for three years after the expiration or termination of this Agreement. Whenever these books and records are audited by an independent certified public accountant, University will, within (thirty) 30 days of the conclusion of such audit, provide to Licensee a written statement, certified by said auditor, setting forth the calculation of royalties due to University over the time period audited as determined from the audit of paid books and records. If such audit indicates that Licensee, Affiliates, or Sublicensees has underpaid royalties by more than 10%, Licensee will pay the reasonable costs and expenses incurred by University and its representatives and accountants, if any, in connection with the review or audit and Licensee will immediately remit such underpaid royalties and Sublicensee Fees and any accrued interest to University.

7.	Future Patent Expenses and Prosecution

7.1	Future Patent Expenses

Licensee will pay future expenses incurred after Effective Date for filing, prosecuting, enforcing, and maintaining the Licensed Patents.

7.2	Default in Payment

In the event that Licensee fails to pay any patent expenses required under this Agreement, and said default is not cured within sixty (60) days after receipt of notification that such expenses are due, then University may pursue its remedies as specified in Section 9.3. Alternatively, University may require and request that Licensee establish with a bank approved by University, an irrevocable and confirmed letter of credit (not restricted, unless otherwise agreed upon) in the amount of US $[**] in favor of University available immediately to secure the payment of patent expenses due under this Agreement. University may draw upon such letter of credit upon presentation of the letter notifying Licensee of patent expenses due and payable and a statement from University of Licensee’s failure to pay; and Licensee will cause the bank to restore the letter of credit to the US $[**] level. In the event that Licensee does not establish (or restore) such letter of credit within thirty (30) days of University’s request, then Board may immediately terminate this Agreement.

7.3	Patent Attorney

University will work closely with Licensee to develop a suitable strategy for the prosecution and maintenance of all Licensed Patents; provided that Board will maintain final authority in all decisions regarding the patent attorney who prosecutes and maintains the Licensed Patents. University will confer with Licensee regarding the choice of patent counsel and will identify to Licensee the patent attorney selected to prosecute the Licensed Patents. It is intended that Licensee will interact directly with the selected patent counsel in all phases of patent prosecution: preparation, office action responses, filing strategies for continuation or divisional applications, and

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

The University of Texas at Austin

Licensee:
UTA No.:	Page 10 of 30

other related activities. University will request that copies of all documents prepared by the selected patent counsel be provided to Licensee for review and comment prior to filing to the extent practicable under the circumstances. Licensee will be billed and will pay all documented costs and fees and other charges incident to the preparation, prosecution, and maintenance of the Licensed Patents within sixty (60) days of receipt of invoice. All patent applications and patents will be in the name of Board, owned by Board and included as part of the Licensed Patents licensed pursuant to this Agreement.

If Licensee has a strong need to use a patent attorney other than the patent attorney selected by University, Licensee and University will cooperate to endeavor to select a patent attorney who is mutually approved by both Licensee and University. Any such mutually selected patent attorney will be required to keep both Licensee and Board, as co-clients, equally informed and involved as to all material information, material communications with governmental patent offices, material issues and decisions, and related matters applicable to prosecuting the patent applications for the Licensed Patents and for maintaining the Licensed Patents in good standing. Decisions for prosecuting the patent applications will be made so as to obtain as broad of patent protection as is reasonable and practical under the circumstances. Board will request that copies of all documents prepared by the selected patent attorney be provided to Licensee for review and comment prior to filing to the extent practicable under the circumstances.

Licensee will be billed in accordance with 7.1 above and will pay all documented costs and fees and other charges incident to the preparation, prosecution, and maintenance of the Licensed Patents, within thirty (30) days after receipt of invoice from the selected patent attorney. Licensee will promptly notify Board of its plans to file, revise or drop any patent application or claim which may adversely affect the Licensed Patents or the rights or royalties of Board in the Licensed Subject Matter under this Agreement. Licensee and the selected patent attorney shall not change any inventorship designations, and shall not drop or reduce any claim in a pending patent application which may adversely affect the Licensed Patents or royalties of Board in the Licensed Subject Matter without written University approval.

8.	Term and Termination

8.1	Termination at End of Term

This Agreement, unless sooner terminated as provided herein, will terminate at the end of the Term of this Agreement as defined in Section 2 (“Definitions”).

8.2	Termination by Licensee

Licensee, at its option, may terminate this Agreement at any time by doing all of the following:

a.	By ceasing to develop, make, have made, use and sell and/or import any Licensed Product(s);

b.	By giving sixty days (60) days prior written notice to Board of Licensee’s termination. Licensee agrees that Board and University may immediately begin negotiations with other potential licensees upon delivery of such notice to Board and that all other obligations of Licensee under this Agreement will continue until the date of termination; and

c.	By tendering payment of all accrued royalties and other payments due to Board as of the date of the termination.

Licensee, at its option, may terminate this Agreement upon written notice to Board if Board breaches this Agreement and does not cure such breach within sixty (60) days after the delivery of written notice from Licensee.

8.3	Termination by Board

Board, at its option, may immediately terminate this Agreement, or any part of Licensed Subject Matter, or any part of Licensed Field, or any part of Licensed Territory, upon delivery of written notice to Licensee of Board’s intent to terminate, if any of the following occur:

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Licensee:
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a.	Licensee fails to Actively Commercialize Licensed Subject Matter during the Term of this Agreement; or

b.	Licensee has not had a Sale of any Licensed Product(s) within three (3) years after the Effective Date; or

c.	Licensee has had time to meet and has not met and satisfied any one of the specified milestones in Section 4.6; or

d.	Licensee becomes more than sixty (60) days in arrears in any payments, fees or other expenses due under to this Agreement; or

e.	Licensee is in breach of any provision of this Agreement, and does not cure such breach within sixty (60) days after delivery of written notice from Board. “Breach” includes, but is not limited to, provisions of this Agreement for which Licensee is on specific notice that a specific action, or failure to perform a specific action, constitutes a breach, including but not limited to Section 6.1 (“Royalty Reports”), Section 8.2 (“Default in Payment”), Section 8.1 (“Future Patent Expense Payment Plan), and Section 11.4 (“Board’s Prosecution Rights”).

Furthermore, if, in any one twelve (12) month period, Board or University delivers notice to Licensee of three (3) or more breaches of this Agreement, even in the event that Licensee cures such breaches in the allowed period, Board may immediately terminate this Agreement upon delivery of notice of termination to Licensee.

8.4	Other Conditions of Termination

This Agreement will earlier terminate:

a.	Immediately without the necessity of any action being taken by Board or Licensee, if Licensee becomes bankrupt or Insolvent and/or if the business of Licensee is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; or

b.	at any time by mutual written agreement between Licensee and Board and subject to any terms herein which survive termination.

8.5	Survival

If this Agreement is terminated for any reason:

a.	except in the case of termination under Section 8.1 (“Termination at End of Term”), Licensee will immediately cease use of confidential Licensed Subject Matter;

b.	Licensee will comply with the provisions of Section 9.4 (“Copies”);

c.	nothing in this Agreement will be construed to release either party from any obligation that matured prior to the effective date of termination; and

d.	after the effective date of termination, Licensee may sell all Licensed Product(s) and parts thereof that it has on hand at the effective date of termination; provided, however, that Licensee’s royalty obligations will continue until all Licensed Product(s) have been sold.

The provisions of Sections 9 (“Confidentiality”), 101 (“Infringement and Litigation”), 12 (“Representations and Disclaimers”), 14 (“Limit of Liability”), 15 (“Indemnification”), 16 (“Insurance”), 19 (“Use of Name”), and 201 (“General Provisions”) will survive any termination or expiration of this Agreement.

The University of Texas at Austin

Licensee:
UTA No.:	Page 12 of 30

9.	Confidentiality

9.1	Protection and Marking

Any disclosure of Confidential Information is made in the strictest confidence. The Licensee and University will make all reasonable efforts to ensure the protection, confidentiality and security of any Confidential Information in its possession, such efforts to be no less than the degree of care employed by the Licensee or University to preserve and safeguard its own confidential information. Confidential Information will be transmitted in writing and clearly marked “Confidential”, “Proprietary” or similarly, or if disclosed orally will be reduced to writing by the University, clearly marked “Confidential”, “Proprietary” or similarly, and transmitted to the Licensee in accordance with Section 19 (“Notices”) within thirty (30) days of oral disclosure.

9.2	Non-Disclosure

Each party to this Agreement may disclose the Confidential Information to its own employees in connection with the rights granted under this Agreement; provided, however, that such employees will have agreed to be bound by the terms of this Agreement or have entered into an agreement of similar scope and obligations to protect the confidential information of such party or the confidential information of third parties in such party’s possession. In no event will either party disclose Confidential Information to third parties without the written consent of the other party; provided, however, that Licensee may disclose Confidential Information to its consultants, other non-employees retained because of their standing and expertise in the area, and customers or potential customers; provided, that such consultant, non-employee, or customers or potential customers have executed a written non-disclosure and non-use agreement containing terms and conditions approved in writing by University. A copy of any such executed agreement will be provided to University in the manner set forth in Section 20 (“Notices”).

9.3	Non-Use

Licensee or University will not use any Confidential Information for any reason other than in connection with practice or exercise of the rights granted under this Agreement without the prior written consent of the Board or University.

9.4	Copies

The Licensee and University agrees not to copy or record any Confidential Information except as reasonably necessary for University or Licensee to practice or exercise the rights granted under this Agreement. Within five (5) days after the termination of this Agreement, upon request of the University or Licensee, Licensee or University will deliver to the other all copies or records of Confidential Information in its possession or control, or will certify in writing to the other that the Confidential Information has been destroyed.

9.5	Continuing Obligations

Subject to the exceptions listed below, the Licensee’s and University’s obligations under this Agreement will survive termination of this Agreement and will continue for a period of five (5) years.

Confidential Information will not include any information which:

a.	can be demonstrated to have been in the public domain as of the Effective Date of this Agreement or comes into the public domain during the term of this Agreement through no fault of the party who received the other party’s Confidential Information;

b.	can be demonstrated, from written records, to have been known to one of the Parties to this Agreement prior to the Effective Date of this Agreement and was not acquired, directly or indirectly, from the Board or University or from a third party under a continuing obligation of confidentiality or limited use;

The University of Texas at Austin

Licensee:
UTA No.:	Page 13 of 30

c.	can be demonstrated to have been rightfully received by one of the Parties from a third party who did not require the Parties to hold it in confidence or limit its use and who did not acquire it, directly or indirectly, from the Parties a continuing obligation of confidentiality; or

d.	is required to be disclosed by a court of competent jurisdiction after giving maximum practical notice to the Licensee or Board and University.

9.6	Degree of Care and Survival of Obligations

Licensee’s and University’s obligation of confidence hereunder will be fulfilled by using at least the same degree of care with the Confidential Information as Licensee uses to protect its own confidential information.

9.7	Publication by University

University will submit its manuscript for any proposed publication of research related to Licensed Subject Matter to Licensee at least thirty (30) days before publication, and Licensee will have the right to review and comment upon the publication in order to protect Licensee’s confidential information. Upon Licensee’s request, publication will be delayed up to sixty (60) additional days to enable Licensee to secure adequate intellectual property protection of Licensee’s property that would be affected by the publication.

9.8	Copyright Notice

The placement of a copyright notice on any Confidential Information will not be construed to mean that such information has been published and will not release Licensee from its obligation of confidentiality hereunder.

10.	Infringement and Litigation

10.1	Notification

University and Licensee are responsible for notifying each other promptly of any infringement of Licensed Patents or any misappropriation of Confidential Information or Licensed Technology that may come to their attention. University and Licensee will consult one another in a timely manner concerning any appropriate response thereto.

10.2	Licensee Prosecution Rights

Licensee will have the right, but not the obligation to prosecute such infringement or misappropriation at its own expense. Licensee will not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Board or University or grants any rights to Licensed Patents or Licensed Technology, without Board’s prior written consent. At the time of filing any infringement enforcement action, Board and Licensee will determine how any damages awarded will be distributed between Board and Licensee; using as a guide and provided that in no event will Board’s distribution be less than an amount that would have been due Board based upon Section 4.5 (“Sublicensee Fees”) as if the litigation recovery had been a Sublicensee Fee, or if no Sublicensee Fee is due to Board, subject first to any payments that would have been due University based upon Section 4.1 (“Running Royalty”) as if the litigation recovery had been from a Sale.

10.3	Board’s Right to Intervene

If Licensee shall fail, within one hundred twenty (120) days after receiving notice from Board of a potential infringement, or providing Board with notice of such infringement, to either (a) terminate such infringement or (b) institute an action to prevent continuation thereof including, but not limited to, cross-licensing agreements, marketing agreements, licensing agreements, and etc.; and, thereafter to prosecute such action diligently, or if Licensee notifies Board that it does not plan to terminate the infringement or institute such action, then Board shall have the right to do so at its own expense. Licensee’s prosecution rights under Section 10.2 (“Licensee Prosecution Rights”) will be subject to the continuing right of Board or University to intervene at Board’s or University’s own expense and join Licensee in any claim or suit for infringement or misappropriation of Licensed Patents or Licensed Technology. Any consideration

The University of Texas at Austin

Licensee:
UTA No.:	Page 14 of 30

received in settlement of any claim or suit will be shared between University and Licensee in a proportionate amount to be determined at the time of intervention, based on royalties that would have been due if no infringement had occurred.

10.4	Board’s Prosecution Rights

If Licensee fails to prosecute or remedy through agreement or settlement such infringement or misappropriation within six (6) months of notice of infringement or misappropriation, Board or University will have the right, but not the obligation, to prosecute such infringement or misappropriation at its own expense. Board will have the additional right, if Licensee fails to prosecute or remedy through agreement or settlement such infringement or misappropriation within said six (6) months, to (i) terminate any and all license rights granted to Licensee with respect to the Licensed Subject Matter being infringed or misappropriated, or (ii) convert the license rights granted to Licensee from exclusive to non-exclusive with respect to the Licensed Subject Matter being infringed or misappropriated. In the event Board exercises either of these options, Board may grant non-exclusive license rights to the infringer for said Licensed Subject Matter and/or any field(s) of use with Board or University retaining [**]% of all consideration for said license grant.

10.5	Cooperation between Board, University, and Licensee

In any action to enforce any of the Licensed Patents or Licensed Technology, either party to this Agreement, at the request and expense of the other party, will cooperate to the fullest extent reasonably possible. This provision will not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

11.	Export Compliance

Licensee understands that the Arms Export Control Act (AECA), including its implementing International Traffic In Arms Regulations (ITAR,) and the Export Administration Act (EAA), including its Export Administration Regulations (EAR), are some (but not all) of the laws and regulations that comprise the U.S. export laws and regulations. Licensee further understands that the U.S. export laws and regulations include (but are not limited to): (1) ITAR and EAR product/service/data-specific requirements; (2) ITAR and EAR ultimate destination-specific requirements; (3) ITAR and EAR end user-specific requirements; (4) ITAR and EAR end use- specific requirements; (5) Foreign Corrupt Practices Act; and (6) anti-boycott laws and regulations. Licensee will comply with all then-current applicable export laws and regulations of the U.S. Government (and other applicable U.S. laws and regulations) pertaining to the Licensed Technology (including any associated products, items, articles, computer software, media, services, technical data, and other information). Licensee certifies that it will not, directly or indirectly, export (including any deemed export), nor re-export (including any deemed re-export) the Licensed Technology (including any associated products, items, articles, computer software, media, services,

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

The University of Texas at Austin

Licensee:
UTA No.:	Page 15 of 30

technical data, and other information) in violation of U.S. export laws and regulations or other applicable U.S. laws and regulations. Licensee will include an appropriate provision in its agreements with its authorized Sublicensees to assure that these parties comply with all then-current applicable U.S. export laws and regulations and other applicable U.S. laws and regulations

12.	Representations and Disclaimers

12.1	Board Representation

Except for the rights, if any, of the Government of the United States, as set forth below, Board represents its belief that (i) it is the owner of the entire right, title, and interest in and to Licensed Subject Matter, (ii) it has the sole right to grant licenses to the Licensed Subject Matter, and (iii) it has not knowingly granted licenses to the Licensed Subject Matter to any other entity that would restrict rights granted to Licensee except as stated herein. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BOARD MAKES NO REPRESENTATIONS, WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED.

12.2	Government Rights

Licensee understands that the Licensed Subject Matter may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This Agreement is explicitly made subject to the Government’s rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this Agreement, the terms of the Government agreement, applicable law or regulation will prevail.

12.3	Board Disclaimers

Licensee understands and acknowledges that (i) Board, by this Agreement, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, and/or breadth of the Licensed Subject Matter or as to whether there are any patents now held, or which will be held, by others or by Board in the Licensed Field, or as to whether the inventions contained in Licensed Patents do not infringe any other patents now held or that will be held by others or by Board, or as to whether Licensed Technology has been misappropriated; (ii) nothing in this Agreement will be construed as conferring by implication, estoppel or otherwise any license or rights to any patents or technology of Board other than the Licensed Subject Matter, whether such patents are dominant or subordinate to the Licensed Patents; and (iii) Board has no obligation to furnish to Licensee any technology or technological information other than the Licensed Technology.

12.4	Licensee Representations

By execution of this Agreement, Licensee acknowledges, covenants and agrees that it has not been induced in any way by Board, System, University or its employees to enter into this Agreement, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Section 12 (“Representations and Disclaimers”) and all other matters pertaining to this Agreement; and (ii) Licensee has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein. Licensee represents that it is a duly organized, validly existing C- Corporation in good standing under the laws of Delaware and has all necessary corporate power and authority to execute, deliver and perform its obligations hereunder.

13.	Limit of Liability

IN NO EVENT WILL BOARD OR UNIVERSITY BE LIABLE FOR ANY DIRECT, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF PROFITS OR EXPECTED SAVINGS OR OTHER ECONOMIC LOSSES, OR FOR INJURY TO PERSONS OR PROPERTY) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, REGARDLESS OF WHETHER BOARD OR UNIVERSITY

The University of Texas at Austin

Licensee:
UTA No.:	Page 16 of 30

KNOWS OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES. BOARD’S AND UNIVERSITY’S AGGREGATE LIABILITY FOR ALL DAMAGES OF ANY KIND RELATING TO THIS AGREEMENT OR ITS SUBJECT MATTER SHALL NOT EXCEED THE AMOUNTS PAID BY LICENSEE TO UNIVERSITY UNDER THIS AGREEMENT DURING THE ONE YEAR PERIOD PRECEDING THE DATE OF THE EVENT WHICH GAVE RISE TO THE LIABILITY. THE FOREGOING EXCLUSIONS AND LIMITATIONS WILL APPLY TO ALL CLAIMS AND ACTIONS OF ANY KIND, WHETHER BASED ON CONTRACT, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), OR ANY OTHER GROUNDS.

14.	Indemnification

Licensee agrees to hold harmless and indemnify Board, System, University, its Regents, officers, employees and agents (the “Indemnitees”) from and against any claims, demands, or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage to property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by Licensee, Affiliates, Sublicensees or their officers, employees, agents or representatives.

15.	Insurance

15.1	Insurance Requirements

Beginning at the time any Licensed Subject Matter is being distributed or Sold (including for the purpose of obtaining any required regulatory approvals) by Licensee or a Sublicensee, Licensee will, at its sole cost and expense, procure and maintain commercial general liability insurance issued by an insurance carrier with an A.M. Best rating of “A” or better in amounts not less than $1,000,000 per incident and $1,000,000 annual aggregate. Licensee will use reasonable efforts to have the Indemnities named as additional insureds. All rights of subrogation will be waived against Board, University and its insurers. Such commercial general liability insurance will provide (i) product liability coverage; (ii) broad form contractual liability coverage for Licensee’s indemnification under this Agreement; and (iii) coverage for litigation costs. The specified minimum insurance amounts will not constitute a limitation on Licensee’s obligation to indemnify the Indemnitees under this Agreement.

15.2	Evidence of Insurance and Notice of Changes

Licensee will provide University with written evidence of such insurance upon request of University. Licensee will provide University with written notice of at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance.

15.3	Continuing Insurance Obligations

Licensee will maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Subject Matter developed pursuant to this Agreement is being commercially distributed or Sold by Licensee, any Affiliate, or any Sublicensee or agent of Licensee; and (ii) for five (5) years after such period.

15.4	Additional Insurance

Board reserves the right to request additional policies of insurance where appropriate and reasonable in light of Licensee’s business operations and availability of coverage.

16.	Assignment

This Agreement may be assigned by Licensee without the prior written consent of Board. In the event this Agreement is so assigned, or in the event of any transfer by operation of law (e.g., a merger or reorganization or consolidation of Licensee), Licensee will pay a non-refundable fee of [**] ($[**]) if the total transaction value is more than [**] ($[**]).

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

The University of Texas at Austin

Licensee:
UTA No.:	Page 17 of 30

17.	Governmental Markings

17.1	Patent Marking

Licensee must permanently and legibly mark all products, where feasible, and documentation manufactured or Sold under this Agreement with patent notice appropriate under Title 35, United States Code.

17.2	Governmental Approvals and Marketing of Licensed Products

Licensee will be responsible for obtaining all necessary governmental approvals for the development, production, distribution, sale, and use of any Licensed Subject Matter, at Licensee’s expense, including, without limitation, any safety studies. Licensee will have sole responsibility for any warning labels, packaging and instructions as to the use, and for the quality control for any Licensed Subject Matter.

17.3	Foreign Registration

Licensee agrees to register this Agreement with any foreign governmental agency that requires such registration and Licensee will pay all costs and legal fees in connection with such registration. Licensee will assure that all foreign laws affecting this Agreement or the sale of Licensed Subject Matter are fully satisfied.

18.	Use of Name

18.1	By Licensee

Licensee may use the name “The University of Texas at Austin” in factually based materials related to the Licensed Subject Matter and the business of the Licensee; provided, however, that Licensee may not use the name of System, Board or University in connection with any name, brand or trademark related to Licensed Subject Matter. For example, Licensee may include a statement in promotional materials that refers to the fact that a product or service is based on technology developed at The University of Texas at Austin; Licensee may not include The University of Texas at Austin in a product or service name.

18.2	By Board or University

Board or University may use Licensee’s name in connection with Board or University publicity related to University intellectual property and commercialization achievements.

19.	Notices

Any notice or other communication of the parties required or permitted to be given or made under this Agreement will be in writing and be deemed effective when sent to the address set forth below (or as changed by written notice pursuant to this Section 19) by certified or registered mail, postage prepaid, return receipt requested or by internationally recognized overnight courier. Notices required under this Agreement may not be delivered via E-mail.

In the case of Board to:

The University of Texas at Austin

Licensee:
UTA No.:	Page 18 of 30

Office of Technology Commercialization
The University of Texas at Austin
3925 West Braker Lane, Suite 1.9A
MCC Building, Mail Code: R3500
Austin, Texas 78759
Attn: Contract Manager
Fax: (512) 475-6894
Phone: (512) 471-2995

or in the case of Licensee to:

mailto:
AxoGen Corporation
PO Box 357787
Gainesville, FL 32635-7787

20.	General Provisions

20.1	Binding Effect

This Agreement is binding upon the parties hereto, their respective executors, administrators, heirs, assigns, and successors in interest.

20.2	Construction of Agreement

Headings are included for convenience only and will not be used to construe this Agreement. The parties acknowledge and agree that both parties substantially participated in negotiating the provisions of this Agreement; therefore, both parties agree that this Agreement shall not be construed more favorably toward one party than the other party, regardless of which party primarily drafted the Agreement.

20.3	Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20.4	Enforcement

In the event either party commences any proceeding against the other party with respect to this Agreement, the prevailing party (as determined by the authority before whom such proceeding is commenced) will be entitled to recover reasonable attorneys’ fees and costs as may be incurred in connection therewith in addition to any such other relief as may be granted.

20.5	Compliance with Laws

Licensee will comply with all applicable federal, state and local laws and regulations, including, without limitation, all export laws and regulations.

20.6	E-mails

The parties acknowledge that they may correspond or convey documentation via Internet e-mail, but that no agreement between the parties will be entered into or notices provided via e-mail communications.

20.7	Governing Law

This Agreement will be construed and enforced in accordance with laws of the United States of America and the State of Texas, without regard to choice of law and conflicts of law principles.

20.8	Modification

Any modification of this Agreement will be effective only if it is in writing and signed by duly authorized representatives of both parties.

The University of Texas at Austin

Licensee:
UTA No.:	Page 19 of 30

20.9	Severability

If any part of this Agreement is for any reason found to be unenforceable, invalid, or void, all other parts will remain enforceable.

20.10	Survival

The survival provisions of this Agreement are set forth in Section 8 (“Term and Termination”).

20.11	Third Party Beneficiaries

Nothing in this Agreement, express or implied, is intended to confer any benefits, rights or remedies on any Entity, other than the parties and their successors and permitted assigns.

20.12	Waiver

Neither party will be deemed to have waived any of its rights under this Agreement unless the waiver is in writing and signed by such party.

20.13	Entire Agreement

This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof, and supersedes all prior written or verbal agreements, representations and understandings relative to such matters.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement.

ON BEHALF OF THE BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM		LICENSEE

By	/s/ Juan M. Sanchez	By	/s/ Jamie M. Grooms
Juan M. Sanchez, Ph.D.
Vice President for Research
The University of Texas at Austin

Date	July 22, 2005	Date	August 3, 2005

The University of Texas at Austin

Licensee:
UTA No.:	Page 20 of 30

EXHIBIT A: LICENSED PATENTS

[**]

**	Certain information in this exhibit has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a Confidential Treatment Request.

The University of Texas at Austin

Licensee:
UTA No.:	Page 21 of 30

EXHIBIT B: PROGRESS PLAN AND COMMERCIALIZATION REPORT

INSTRUCTIONS TO EXHIBIT B

PROGRESS REPORT AND COMMERCIALIZATION PLAN

I.	General

Licensee shall annually submit a progress report (“Report”) and commercialization plan (“Plan”), (collectively, the “Submissions”) in the format outlined below to University beginning on the first anniversary of the Effective Date of this Agreement, as outlined in Section 2.4. The information provided in the Submissions is subject to audit by The University of Texas. The University of Texas may terminate its License with Licensee if any information provided in the Submissions is intentionally and materially misreported.

A.	Purpose

The information provided by Licensee in the Submissions is required by the License Agreement and also is critical to the technology commercialization process. By providing the information requested in this document, you can help us:

•	track the progress and document the successes of the commercialization effort around the Licensed Subject Matter,

•	promote research, development and commercialization and

•	improve the technology licensing process at the University.

Licensee should provide as much information as is necessary to clearly demonstrate the commercialization of the Licensed Subject Matter. Failure to demonstrate commercialization of Licensed Subject Matter could result in termination of the License Agreement pursuant to Section 4.6 of License Agreement.

B.	Submissions Format

The following format must be followed for each required submission. Submissions that deviate substantially from these guidelines or that omit substantial information will not be considered submitted nor acceptable for the purpose of determining Licensee’s compliance with License Agreement and its reporting requirements; provided, however, that unsatisfactory submissions shall be returned to Licensee with sufficient detail regarding the deviations which make the submission non-conforming so as to allow Licensee to resubmit a conforming submission prior to the declaration by Licensor of a Licensee default under the License Agreement.

1.

Page Limitations. Page and paragraph limitations for the different parts of the Submissions are stipulated in the requirements section (below) and should be adhered to. If additional explanation is required, please attach typed explanation on 8  1/2 x 11 inch pages using 1 inch margins. All additional pages should clearly indicate in the heading, the section and subsection (e.g., II.a.1, III.B, etc.) to which they relate and must follow all other Submissions format requirements.

2.	Tables Provided in Appendix C. In order to simplify the Submissions review process, Excel tables are provided for Licensee to complete. Licensee must complete each table provided or indicate Not Applicable (“N/A”). (Note: Tables in Excel format may be modified to add additional rows or widen columns as necessary. For example, in Section II.B.4., a Licensed Product may have more than one current commercialization partner and thus another column should be added, however, if the Licensed Product does not have any current commercialization partners, no columns should be deleted. Simply indicate, “None”.)

The University of Texas at Austin

Licensee:
UTA No.:	Page 22 of 30

C.	General Instructions

1.	Period

The Report must cover a one year period, (“Report Period”) beginning on the anniversary of the Effective Date and ending on the day before the following anniversary of the Effective Date.

The Plan must cover a minimum of a three year period, (“Plan Period”) beginning on the anniversary of the Effective Date and ending on the day before the second following anniversary of the Effective Date.

2.	Due Date

Paper copies of the completed Submissions are due on the anniversary of the Effective Date, (“Due Date”), and each anniversary thereafter. Licensee is responsible for ensuring the Submissions are submitted by the Due Date. The Submissions will be deemed submitted on time if post-marked or received on or before the Due Date. It is recommended that Licensee send the completed Submissions via certified mail-return receipt requested (or via overnight delivery with signature requested). Submissions not submitted by the Due Date will be considered late and may result in breach and/or termination of License Agreement.

All Submissions should be sent to the following address:

Office of Technology Commercialization

The University of Texas at Austin

3925 W. Braker Lane

MCC Building Suite 1.9A

Austin, Texas 78759

Attention: Contract Manager

II.	Progress Report Requirements

Indicate all achievements and milestones made during the Report Period as outlined below including the completion of the tables in Appendix C. Attach all requested documentation and attach additional pages as necessary to the back of Appendix C.

Note: For each requirement, please include the efforts of each Sublicensee individually.

A.	Product Development

1.	Development Activity

a) Dates of completion of a first commercial prototype for each Licensed Product.

b) Dates of completion of a manufacturing facility for each Licensed Product (if different). If a manufacturing facility is currently available, please indicate N/A.

c) Date of first commercial Sale of each Licensed Product.

d) Working capital invested during the Report Period (e.g., amount of non-contingent, operating capital to proceed with the exploration and development of the Licensed Subject Matter) for each Licensed Product for each stage completed and in progress.

The University of Texas at Austin

Licensee:
UTA No.:	Page 23 of 30

2.	Regulatory Approval Process Activity (if applicable, e.g. FDA approvals)

a) List stages of the approval process completed during the Report Period with corresponding completion dates for each Licensed Product requiring regulatory approval.

3.	Intellectual Property Acquisition Activity

a) List any intellectual property (patent #s/patent app#) including inventor names that the company has licensed or developed in order to commercialize the Licensed Subject Matter.

4.	Other Activity

a) List and describe any other achievements made during the Report Period with respect to Licensed Subject Matter or Licensed Products including relevant test result data and success metrics. Attach additional pages if necessary.

B.	Business Development

1.	Marketing and Sales Activity

a) Denote marketing Plan milestones achieved during the Report Period and other sales/marketing achievements.

b) List Sales of each Licensed Product containing Licensed Subject Matter during the Report Period.

c) List Licensed Fields that Licensee has or is in the process of commercializing, during the Report Period.

d) List and describe all current partnerships relevant to the commercialization of Licensed Subject Matter existing or formed during Report Period.

e) Provide any other marketing or sales accomplishments and materials attributable to Report Period (including press releases, product brochures, etc…).

2.	Corporate Development Activity

a) List any funding events that occurred during report period (with updated Capitalization Table if Board, System or University received equity by the License Agreement).

b) Provide any other Corporate Development Activity during Report Period (including key hires or organizational changes, and acquisition, divestiture or other large transaction information).

III.	Commercialization Plan Requirements

Indicate all commercialization plans, projections and timelines for Licensed Subject Matter applicable to the Plan Period including the completion of the tables in Appendix C. Attach all requested documentation and attach additional pages as necessary to the back of Appendix C.

Note: For each requirement, please include the efforts of each Sublicensee individually.

A.	Product Development

Provide an updated product development plan outlining specific product development milestones and dates by which they will be achieved. Use the tables provided in Appendix C and be sure to reflect any changes and updates to the Plan from the previous Plan.

If the Company is also attaching a product development plan prepared for its own use, please denote all relevant sections of the plan which detail Licensed Products.

The University of Texas at Austin

Licensee:
UTA No.:	Page 24 of 30

For all changes to the Plan from a prior Plan, please detail reasons for such changes. Attach additional pages, if necessary.

B.	Regulatory Approval (if applicable e.g. FDA approval)

Provide an updated timeline with milestones for each stage of the required government regulatory approval process(es). Please use the tables provided in Appendix C and be sure to reflect any changes and updates to the Plan from the previous Plan.

For all changes to the timeline from a prior Plan, please detail reasons for such changes. Attach additional pages, if necessary.

C.	Business Development

Provide an updated summary of Licensee’s plans as to projected market(s), sales forecasts, manufacturing, operations and corporate developments.

The updated marketing plan shall include as a minimum, the following information: Analysis of target market(s) for each Licensed Product, including target market size, anticipated partnerships, estimated market share and product differentiation strategy (approximately 2-3 paragraphs).

If the Company is also attaching a marketing plan prepared for its own use, please denote all relevant sections of the plan which detail products and initiatives relating to Licensed Subject Matter.

For all changes to the Plan from a prior plan, please detail reasons for such changes. Attach additional pages, if necessary.

The University of Texas at Austin

Licensee:
UTA No.:	Page 25 of 30

FORM FOR PROGRESS REPORT AND COMMERCIALIZATION PLAN

Licensee:

Name of Licensed Subject Matter:

Plan Period:

List of Licensed Products and Corresponding Fields of Use:

Company Representatives

Prepared By:

Approved By:

I.	Progress Report Requirements

Provide all required information and complete all relevant tables below or indicate “N/A” for not applicable

A.	Product Development

1.	Provide Development Activity into tables provided below:

Licensed product	a. Date Prototype Completion	b. Date manufacturing facility available	c. Date of first commercial sale	d. Working capital invested

2.	Provide Regulatory Approval Process Activity, if applicable, into tables provided below:

Licensed Product

{Regulatory Agency}

Approval Stage or Phase	Completion Date

Licensed Product

{Regulatory Agency}

Approval Stage or Phase	Completion Date

The University of Texas at Austin

Licensee:
UTA No.:	Page 26 of 30

3.	Provide Intellectual Property Acquisition Activity into the table provided below:

Patent no./Patent app. no.	Inventor name(s)	Title(s)

4.	Provide Other Activity below and attached as necessary:

B.	Business Development

1.	Provide Marketing and Sales Activity in the tables and space below:

a)	Marketing Plan Milestones Achieved

Marketing Plan Milestone	Date Achieved

b)	Sales of each Licensed Product

Licensed product name	Sales

c)	Fields of Use pursued

Fields of use	Yes/No

d)	Commercialization Partnerships

Licensed product	Current or Anticipated	Nature of Relationship

The University of Texas at Austin

Licensee:
UTA No.:	Page 27 of 30

e)	Provide other sales or marketing activity below and attached as necessary (including press releases and marketing collateral):

2.	Provide Corporate Development Activity in the tables and space below:

a)	Funding Events (attach updated Capitalization Table if applicable)

Date	Investors	Funding Amount

b)	Provide other corporate development activity below and attached as necessary.

II.	Commercialization Plan Requirements

Provide all required information and complete all relevant tables below or indicate “N/A” for not applicable.

A.	Product Development.

Provide 2-3 paragraphs describing the product development plan for each Licensed Product in development during Plan Period.

Licensed product	Date of Prototype Completion	Date manufacturing facility available	Date of first commercial sale	Anticipated Capital Investment

B.	Regulatory Approval.

Provide an updated projection of milestones with regard to Regulatory Approvals. If this Plan represents a change from the previous Plan, please provide the reasons:

{Regulatory Agency Stage or Phase}	Key personnel assigned	Estimated start time	Estimated end time	Estimated cost to complete

The University of Texas at Austin

Licensee:
UTA No.:	Page 28 of 30

C.	Business Development

Provide 2-3 paragraphs describing the business development plan for each Licensed Product to be marketed during Plan Period.:

Please enter changes in the following table:

Licensed product	Year of expected first sale	Revenue forecast
		Year 1	Year 2	Year 3	Year 4	Year 5

Please enter changes in the following table:

Licensed product	Current partner	Anticipated partner

Please enter changes in the following table:

Fields of use	Yes/No

The University of Texas at Austin

Licensee:
UTA No.:	Page 29 of 30

EXHIBIT C: FORM OF SALES AND ROYALTY REPORT

INSTRUCTIONS TO EXHIBIT C

Licensee:		UT Agreement No:

Period Covered:	From: / /	through: / /

Prepared by:	(company representative)	Date:

Approved by:	(company representative)	Date:

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	☐	Single Product or Process Line Report:
(product name)

	☐	Multiproduct Summary Report, page 1 of pages

Other Compensation:	☐	Annual payments, milestones, other fees & compensation:
Amount due:

	☐	No Compensation or Royalty Due this Period
Reason why:

Country	Quantity Produced	Quantity Sold	Gross Sales ($)	*Net Sales ($)	Royalty Rate	Conversion Rate (if applies)	Royalty Due This Period

USA

Canada

Japan

Other:

Sublicensee # 1

Name

Sublicensee # 2

name
TOTAL:

*	To calculate Net Sales, use the following space to list separately the specific types of allowed deductions under our agreement and the corresponding amount

Then calculate the final Net Sales amount by subtracting these deductions from Gross Sales, and note in the column above

The University of Texas at Austin

Licensee:
UTA No.:	Page 30 of 30